Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
UL SOLUTIONS INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation Law of
the State of Delaware

UL Solutions Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY THAT:
1.Paragraph A of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as set forth below:
“A.     Classes of Stock. The Corporation is authorized to issue shares of capital stock to be designated, respectively, “Class A Common Stock” and “Class B Common Stock”. The total number of shares of capital stock that the Corporation is authorized to issue is 400,000,000 shares, consisting of: 200,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and 200,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”).
Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will automatically be reclassified into two shares of Class A Common Stock. Each certificate that prior to the Effective Time represented shares of Old Common Stock shall from and after the Effective Time represent that number of shares of Class A Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided that each person holding of record a stock certificate or certificates that represented shares of Old

Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock to which such person is entitled under the foregoing reclassification.”
2.The foregoing Amendment was duly adopted in accordance with Sections 242 and 228 (by the consent of the sole stockholder of the Corporation) of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed by an officer of the Corporation this 20th day of November, 2023.

UL SOLUTIONS INC

By:	/s/ Jacqueline K. McLaughlin
Name:	Jacqueline K. McLaughlin
Title:	EVP, Chief Legal Officer & Corporate Secretary